Exhibit 5.1.2

HUNTON ANDREWS KURTH LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

September 12, 2019	FILE NO: 034253.0000117

Board of Directors

CSX Corporation

500 Water Street, 15th Floor

Jacksonville, Florida 32202

Re: Legality of Securities Issued under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Virginia counsel to CSX Corporation, a Virginia corporation (the “Company”), in connection with the Registration Statement (No. 333-229627) on Form S-3 (the “Registration Statement”) filed by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of $400,000,000 aggregate principal amount of the Company’s 2.400% Notes due 2030 (the “2030 Notes”) and $600,000,000 aggregate principal amount of the Company’s 3.350% Notes due 2049 (the “2049 Notes” and, together with the 2030 Notes, the “Notes”), pursuant to the indenture, dated August 1, 1990, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee, as supplemented by a First Supplemental Indenture, dated June 15, 1991, a Second Supplemental Indenture, dated May 6, 1997, a Third Supplemental Indenture, dated April 22, 1998, a Fourth Supplemental Indenture, dated October 30, 2001, a Fifth Supplemental Indenture, dated October 27, 2003, a Sixth Supplemental Indenture, dated September 23, 2004, a Seventh Supplemental Indenture, dated April 25, 2007, an Eighth Supplemental Indenture, dated March 24, 2010, and a Ninth Supplemental Indenture, dated February 12, 2019 (collectively, the “Indenture”).

The Notes are to be issued pursuant to the Underwriting Agreement, dated September 3, 2019 (the “Underwriting Agreement”), between the Company and the several underwriters named therein, for whom Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and UBS Securities LLC are acting as representatives, and as described in the prospectus, dated February 12, 2019, contained in the Registration Statement, and the prospectus supplement, dated September 3, 2019 (the “Prospectus”).

ATLANTA  AUSTIN  BANGKOK  BEIJING  BOSTON  BRUSSELS  CHARLOTTE  DALLAS   DUBAI  HOUSTON  LONDON  LOS ANGELES

MIAMI  NEW YORK  NORFOLK  RALEIGH/DURHAM  RICHMOND  SAN FRANCISCO  THE WOODLANDS  TYSONS  WASHINGTON, DC

www.HuntonAK.com

Board of Directors

CSX Corporation

September 12, 2019

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or reproductions or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed necessary for the purpose of rendering this opinion, including, among other things:

(i)	the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof;

(ii)	the Amended and Restated Bylaws of the Company, as amended through the date hereof;

(iii)	the resolutions of the Board of Directors of the Company authorizing the registration and the issuance and sale of the Notes;

(iv)

a certificate issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia on the date hereof to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”);

(v)	the Registration Statement and the Prospectus;

(vi)	the Underwriting Agreement;

(vii)	the Indenture; and

(viii)	the form of the Notes.

For purposes of the opinions expressed below, we have assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as photostatic or electronic copies and the authenticity of the originals of such documents; (c) the legal capacity of natural persons; (d) the genuineness of all signatures; (e) the due authorization, execution and delivery of all documents by all parties (other than the due authorization, execution and delivery of the Notes by the Company); and (f) the validity, binding effect and enforceability of all documents upon the Company.

Board of Directors

CSX Corporation

September 12, 2019

As to factual matters, we have relied upon certificates of officers of the Company and certificates and oral advice of public officials.

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. Based solely on the Good Standing Certificate, the Company has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Virginia. The Company has the corporate power to execute and deliver, and to consummate the transactions contemplated under, the Notes.

2. The Company has taken all necessary corporate action required to be taken pursuant to the laws of the Commonwealth of Virginia to authorize the execution and delivery of the Notes.

The opinions set forth above are subject to the qualification that the validity, binding effect and enforceability of the Company’s obligations under the Indenture and the Notes may be subject to (i) the effects of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

We hereby consent to (i) the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof, (ii) the incorporation by reference of this opinion into the Registration Statement and (iii) the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in

Board of Directors

CSX Corporation

September 12, 2019

the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton Andrews Kurth LLP